Exhibit 99.1

News Release

FOR MORE INFORMATION CONTACT:

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR APPOINTS ROBERT HERB
TO BOARD OF DIRECTORS

HILLSBORO, OR - August 7, 2013 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced that its Board of Directors has appointed Robert Herb to the Company's Board of Directors and Compensation Committee.

Mr. Herb brings to the Board more than thirty years' experience in the semiconductor and information technology industries. Since 2005, Mr. Herb has served as a Partner with Scale Venture Partners, a venture firm with more than $1 billion under management, focused on investments in information technology companies. Prior to joining Scale Venture Partners, Mr. Herb's career at Advanced Micro Devices, Inc. spanned from 1983 to 2005. Mr. Herb served as AMD's Chief Marketing Officer from April 1998 until December 2004 and was an Executive Vice President in that capacity in AMD's Office of the CEO, from March 2000 until December 2004. He received a Bachelor of Science Degree in Electrical Engineering from the University of Illinois, Champaign-Urbana.

“Mr. Herb is another strong addition to Lattice's Board of Directors. His extensive sales and marketing experience in consumer and related markets will further bolster the Board's existing competencies as Lattice continues to demonstrate the successful execution of its new strategic direction and focus on new markets,” stated Patrick Jones, Lattice's Chairman of the Board.

Mr. Herb, 51 years old, presently serves as a director of several private technology companies addressing the desktop virtualization, end point security and semiconductor/MEMS markets. From 2005 until 2012, Mr. Herb served on the Board of Directors of MIPS Technologies, Inc.

About Lattice Semiconductor
Lattice is a service-driven developer of innovative low cost, low power programmable design solutions. For more information about how our FPGA, CPLD and programmable power management devices help our customers unlock their innovation, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.

# # #
Lattice Semiconductor Corporation and Lattice (& design) are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

2